UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2018

Freeport-McMoRan Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-11307-01	74-2480931
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 North Central Avenue
Phoenix, AZ	85004
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (602) 366-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR § 240.12b-2).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.01. Entry into a Material Definitive Agreement.

On September 27, 2018, Freeport-McMoRan Inc. (“FCX”), International Support LLC, a wholly owned subsidiary of FCX, PT Freeport Indonesia (“PT-FI”), PT Indocopper Investama (“PT-II”), an indirect wholly owned subsidiary of FCX, and PT Indonesia Asahan Aluminium (Persero) (“Inalum”), a state-owned enterprise that is wholly owned by the Indonesian government, entered into a divestment agreement (the “Divestment Agreement”) on previously agreed economic terms in connection with Inalum’s acquisition of shares of PT-FI. Under the Divestment Agreement, Inalum will acquire for cash consideration of $3.85 billion all of Rio Tinto's interests associated with its Joint Venture with PT-FI (“Joint Venture”), and 100 percent of FCX's interests in PT-II, which owns 9.36 percent of PT-FI.

Currently, FCX directly owns 81.28 percent of the outstanding common stock of PT-FI and indirectly owns 9.36 percent through its wholly owned subsidiary, PT-II. In late 2017, the Indonesian government transferred its 9.36 percent ownership interest in PT-FI to Inalum. Under the terms of the Divestment Agreement, the Rio Tinto interests will be merged into PT-FI concurrent with Inalum’s acquisition in exchange for a 40 percent share ownership in PT-FI.  The arrangements provide for FCX and existing PT-FI shareholders to retain the economics of the revenue and cost sharing arrangements under the Joint Venture. Following completion of the transactions, Inalum's share ownership will be 51.2 percent of PT-FI (subject to a dividend assignment mechanism to replicate the Joint Venture economics), and FCX's ownership will be 48.8 percent.

At closing, Rio Tinto will receive $3.5 billion, and FCX will receive $350 million, in cash proceeds.

The transaction, which is currently expected to close by the first quarter of 2019, is subject to certain conditions including, the extension and stability of PT-FI's long-term mining rights through 2041 in a form acceptable to FCX and Inalum, resolution of environmental regulatory matters satisfactory to the Indonesian government, FCX and Inalum, various other Indonesian regulatory actions and approvals, and customary approvals from international competition authorities.

The Divestment Agreement contains representations, warranties, covenants, and indemnifications of the parties customary for transactions of this type.

The Divestment Agreement also provides FCX and Inalum with the right to terminate, in certain circumstances, including if the transaction is not consummated on or before December 31, 2018, subject to a six month extension if needed to obtain approvals from international competition authorities; or if the consummation of the divestment transaction would violate any nonappealable final order, decree or judgment of any governmental authority having competent jurisdiction.

The foregoing summary of the Divestment Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to the full text of the Divestment Agreement, a copy of which will be filed as an exhibit to FCX’s Quarterly Report on Form 10-Q for the quarterly period ending September 30, 2018.

Item 8.01. Other Events.

FCX issued a press release dated September 28, 2018, announcing that it has entered into a Divestment Agreement on previously agreed economic terms with the Indonesian state-owned enterprise Inalum in connection with Inalum’s acquisition of shares of PT-FI. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated in this Item 8.01 by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Title
99.1	Press release dated September 28, 2018, titled “Freeport-McMoRan Announces PT-FI Divestment Agreement with PT Inalum.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Freeport-McMoRan Inc.

By: /s/ Kathleen L. Quirk
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Kathleen L. Quirk
Executive Vice President and Chief Financial Officer
(authorized signatory and
Principal Financial Officer)

Date: September 28, 2018